Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Signs OEM Agreement with Pilgrim Software that
Expands its Footprint in CPG and Life Sciences Markets
HONG KONG, ATLANTA, Oct. 26 , 2009 — CDC Software (NASDAQ: CDCS), a provider of industry-specific enterprise software applications and business services, today announced the signing of a reciprocal original equipment manufacturer (OEM) agreement with Pilgrim Software, Inc., a leading global provider of enterprise compliance and quality management (ECQM) software solutions, under which both companies will sell each other’s solutions.
This OEM partnership is expected to help CDC Software expand its footprint in the highly regulated industries of life sciences and consumer packaged goods (CPG). As part of the agreement, Pilgrim will sell CDC Software’s technology solutions to further increase its compliance platform. In turn, CDC Software will sell its Ross Enterprise solutions with Pilgrim’s SmartSolve ECQM solutions.
Pilgrim offers solutions for highly regulated markets, such as Life Sciences, Food and Beverage, Consumer Packaged Goods (CPG), and Chemical industries, that manage key compliance and quality management processes such as change management, nonconformance and corrective and preventive actions (CAPA), customer complaints, document and content management, employee training, internal and external audit management, investigations, and risk management.
CDC Software offers a comprehensive technology portfolio of compliance solutions that include: Ross ERP, CDC Respond, a complaint and feedback management solution, and X-alert, an Event Management tool. With Ross Enterprise solutions, CDC Software ensures product compliance by supporting FDA, HACCP, Track and Trace, Good Manufacturing Practice (GMP), 21CFR Part 11 and other regulations specific to the Food and Beverage, Life Sciences and Chemical industries. CDC Respond addresses government regulatory compliance requirements, such as those in the U.K. and India, in the area of complaint handling and processing. CDC Software also supports environmental health and safety compliance through

Ross ERP partner 3ECompany, and financial compliance reporting for Sarbanes-Oxley through Ross Enterprise’s financial applications.
“This OEM agreement will enhance our compliance offerings and broaden our already significant footprint in the Life Sciences and CPG markets,” said Bruce Cameron, president of CDC Software. “The combination of Pilgrim’s compliance and quality management products with CDC Software solutions will help customers ensure product safety and compliance, reduce manufacturing and administrative costs, mitigate risk and liability and improve customer satisfaction. The OEM agreement also further illustrates how CDC Software has continued to expand its industry solutions to address customers’ specific and evolving business and regulatory requirements.”
“We are excited to reach this agreement with CDC Software, which will expand our respective broad solution stacks that will further strengthen our solution offerings to our customers,” said Prashanth Rajendran, chief operating officer of Pilgrim Software. “By leveraging the relevant CDC products, Pilgrim is expected to make further in-roads into providing our customers a more proactive and predictive quality, compliance and risk management solution framework. With this expanded approach, and both of our companies’ products and industry expertise, manufacturers and life sciences companies now have a comprehensive solution to meet their daily operational and regulatory challenges that can enhance their competitive position in the market.”
About Pilgrim Software, Inc.
Pilgrim Software, Inc. is a world-leading provider of Enterprise Compliance and Quality Management solutions for global organizations. Named 2007 & 2008 North American Enterprise Compliance & Quality Management Company of the Year by Frost & Sullivan, Pilgrim helps organizations manage industry and regulatory compliance, reduce manufacturing costs and improve customer satisfaction. For more information, visit Pilgrim Software’s website at ww.pilgrimsoftware.com.
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes:

CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert, e-M-POWER (discrete manufacturing), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our and Pilgrim Software’s expectations regarding the OEM relationship and the potential benefits of this relationship to each party, the intentions and beliefs of both parties relating to market expansion and penetration, our beliefs relating to the sale of Pilgrim Software solutions to the Ross customer base, our expectations and those of Pilgrim with respect to market and customer needs, demands and preferences, our beliefs regarding present and future product support and development, our expectations regarding the effects and benefits of this OEM, our beliefs regarding the continuation of our relationship with Pilgrim and our continuing ability to offer these products, our ability to leverage vertical industry specialization to gain competitive advantages, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, in the process manufacturing industries; (c) the ability to address technological changes and developments including the development and enhancement of products; (d) the ability for Pilgrim to continually offer and support new compliance solutions; and (e) the fulfillment of contractual obligations by our partners. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.